Exhibit 10.5
TRANSITION SERVICES AGREEMENT
by and between
THE E. W. SCRIPPS COMPANY
and
JOURNAL MEDIA GROUP, INC.

Dated as of [__], 201[__]

TABLE OF CONTENTS

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TABLE OF CONTENTS
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EXHIBITS

Scripps Record Retention Policy	Exhibit A

SCHEDULES

Newco Subsidiaries	Schedule 1.01(a)
Newco Services Scripps Subsidiaries Scripps Services	Schedule 1.01(b) Schedule 1.01(c) Schedule 1.01(d)
Rate Card	Schedule 3.01
Scripps Services Required Consents	Schedule 5.01
Newco Services Required Consents	Schedule 5.02
Transition Teams and Team Leaders	Schedule 7.01

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TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into this [__] day of [______], 201[__], by and between The E. W. Scripps Company, an Ohio corporation (“Scripps”), and Journal Media Group, Inc., a Wisconsin corporation (“Newco” and, together with Scripps, the “Parties”, and each, a “Party”).
RECITALS
WHEREAS, the Board of Directors of Scripps has determined that it is advisable and in the best interests of Scripps and the Scripps Shareholders to separate the Scripps Newspaper Business pursuant to the Scripps Newspaper Distribution, and the Board of Directors of Journal Communications, Inc., a Wisconsin corporation (“Journal”), has determined that it is advisable and in the best interests of Journal and the Journal Shareholders to separate the Journal Newspaper Business pursuant to the Journal Newspaper Distribution, in each case on the terms and for the reasons set forth in that certain Master Transaction Agreement, dated [____], 2014 (the “MTA”), by and among the Parties, Journal and the other parties named therein;
WHEREAS, the Board of Directors of Scripps has determined that it is advisable and in the best interest of Scripps and the Scripps Shareholders to effect the Scripps Newspaper Merger immediately following the Scripps Newspaper Distribution, and the Board of Directors of Journal has determined that it is advisable and in the best interests of Journal and the Journal Shareholders to effect the Journal Newspaper Merger immediately following the Journal Newspaper Distribution, in each case on the terms set forth in the MTA;
WHEREAS, the respective Boards of Directors of Scripps and Journal have determined that it is advisable and in the respective best interests of Scripps and Journal and the Scripps Shareholders and Journal Shareholders to effect the Broadcast Merger immediately following the Newspaper Mergers, on the terms set forth in the MTA; and
WHEREAS, pursuant to the MTA and in order to ensure an orderly transition under the MTA, Scripps desires to provide, through the Scripps Service Providers, to the Newco Group the Scripps Services with respect to the operation of the Newco Group following the Broadcast Merger Effective Time, and Newco desires to provide, through the Newco Service Providers, to the Scripps Group the Newco Services with respect to the operation of the Scripps Group following the Broadcast Merger Effective Time, as such Scripps Services and Newco Services are more fully described in separate schedules attached hereto (all such schedules, including any addenda, exhibits or other attachments thereto, the “Schedules,” and each, a “Schedule”) and pursuant to Section 2.10.
NOW, THEREFORE, in consideration of the premises, and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01    Definitions. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement shall have the meaning assigned to them as set forth in the MTA. Further, to the extent a term is defined in both this Agreement and the MTA, such term shall have the meaning assigned to it herein.
“Additional Newco Scheduled Service” has the meaning assigned to it in Section 2.04.
“Additional Scripps Scheduled Service” has the meaning assigned to it in Section 2.03.
“Agreement” has the meaning assigned to it in the preamble.
“Best Efforts” means with respect to either Party, the efforts that such Party would use on behalf of itself to enforce its rights against a third party or cause such third party to honor its obligations to such Party under any Contract with such third party.
“Business” means the Scripps Business or the Newco Business as the context requires.
“Defaulting Party” has the meaning assigned to it in Section 4.03(a)(i).
“Disclosing Party” has the meaning assigned to it in Section 8.01(a).
“Force Majeure Event” means any act of God, fire, flood, storm or explosion; any strike, lockout or other labor disturbance; any material shortage of facilities, labor, materials or equipment; any delay in transportation, breakdown or accident; any Applicable Law; any riot, war, act of terror, rebellion or insurrection; any embargo or fuel or energy shortage; any interruption in telecommunications or utilities services; or any other event, in each case beyond the control of a Party and that actually prevents, hinders or delays such Party from performing its obligations under this Agreement.
“Group” means the Scripps Group or the Newco Group as the context requires.
“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other technical, financial, legal, employee or business information or data.
“Journal” has the meaning assigned to such term in the recitals.

“Loss” has the meaning assigned to it in Section 9.06.
“MTA” has the meaning assigned to it in the recitals.
“Newco” has the meaning assigned to it in the preamble.
“Newco Business” means all businesses and operations conducted by the Newco Group from time to time, whether prior to, on or after the Closing Date, including the Scripps Newspaper Business and the Journal Newspaper Business but excluding the Scripps Business.
“Newco Data” means all data relating primarily to the Newco Business (including all files, records and other Information relating primarily to the Newco Business that have been uploaded to Software at any time since Scripps or Newco began using such Software, whether uploaded prior to, on, or after the Closing Date).
“Newco Group” means, as of the Broadcast Merger Effective Time, Newco and each of its Subsidiaries, including the Scripps Newspaper Entities and the Journal Newspaper Entities and those Subsidiaries set forth on Schedule 1.01(a) attached hereto, and any Person that may become part of such Group from time to time thereafter. The Newco Group shall not include any member of the Scripps Group.
“Newco Service Providers” means the members of the Newco Group and any Third Party Service Provider, in each case, to the extent such Person is providing the Newco Services on behalf of Newco pursuant to Schedule 1.01(b) attached hereto.
“Newco Services” means the transition services Newco shall provide, through the Newco Service Providers, to the Scripps Group as set forth in Schedule 1.01(b) attached hereto and any addenda thereto as contemplated in Section 2.04.
“Newco Transition Plan” has the meaning assigned to it in Section 2.10(b).
“Non-Defaulting Party” has the meaning assigned to it in Section 4.03(a).
“Parties” or “Party” has the meaning assigned to such term in the preamble.
“Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal. If The Wall Street Journal ceases to publish the “prime rate,” then the Parties shall mutually agree to an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a Governmental Authority, then a comparable interest rate index mutually agreed to by the Parties.
“Receiving Party” has the meaning assigned to it in Section 8.01(a).
“Schedule” or “Schedules” has the meaning assigned to such terms in the recitals.
“Scripps” has the meaning assigned to it in the preamble.

“Scripps Business” means all businesses and operations conducted by the Scripps Group from time to time, whether prior to, on or after the Closing Date, including the Scripps Broadcast Business and the Journal Broadcast Business, other than the Newco Business.
“Scripps Data” means all data relating primarily to the Scripps Business (including all files, records and other Information relating primarily to the Scripps Business that have been uploaded to Software at any time since Scripps or Newco began using such Software, whether uploaded prior to, on, or after the Closing Date).
“Scripps Group” means, as of the Broadcast Merger Effective Time, Scripps and each of its Subsidiaries, including Scripps Broadcast Surviving LLC, the Journal Broadcast Entities, the Scripps Broadcast Entities and those Subsidiaries set forth on Schedule 1.01(c) attached hereto, and any Person that may become part of such Group from time to time thereafter. The Scripps Group shall not include any member of the Newco Group.
“Scripps Service Providers” means the members of the Scripps Group and any Third Party Service Provider, in each case, to the extent such Person is providing the Scripps Services on behalf of Scripps pursuant to Schedule 1.01(d) attached hereto.
“Scripps Services” means the transition services Scripps shall provide, through the Scripps Service Providers, to the Newco Group as set forth in Schedule 1.01(d) attached hereto and any addenda thereto as contemplated in Section 2.03.
“Scripps Transition Plan” has the meaning assigned to it in Section 2.10(c).
“Service Provider” means the Scripps Service Providers and/or the Newco Service Providers, as the context requires.
“Service Recipient” means either any member of the Scripps Group, to the extent such member of the Scripps Group is receiving a Service from a Newco Service Provider, or any member of the Newco Group, to the extent such member of the Newco Group is receiving a Service from a Scripps Service Provider, as the context requires.
“Service Taxes” has the meaning assigned to it in Section 3.06.
“Services” means the Scripps Services and/or the Newco Services, as the context requires.
“Software” means software, firmware, middleware and computer programs.
“Team Leader” has the meaning assigned to it in Section 7.01.
“Third Party Service Provider” means any reasonably qualified third party that is providing Services on behalf of Scripps or Newco pursuant to Schedule 1.01(b) or Schedule 1.01(d) attached hereto.
“Third Party Vendor Costs” has the meaning assigned to it in Section 3.03.

“Transition Plans” means the Scripps Transition Plan and/or the Newco Transition Plan, as the context requires.
“Transition Team” has the meaning assigned to it in Section 7.01.
Section 1.02    General Interpretive Principles. The words “hereof”, “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Each of the Parties has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
ARTICLE II
TRANSITION SERVICES
Section 2.01    Scripps Scheduled Services. During the term of this Agreement, Scripps shall provide, or shall cause one or more Scripps Service Providers to provide, to the applicable member or members of the Newco Group (such member or members of the Newco Group as determined by Newco in its sole discretion), the Scripps Services, as such Scripps Services are more particularly described in Schedule 1.01(d) attached hereto, upon the terms and subject to the conditions of this Agreement and such Schedule.
Section 2.02    Newco Scheduled Services. During the term of this Agreement, Newco shall provide, or shall cause one or more Newco Service Providers to provide, to the applicable member or members of the Scripps Group (such member or members of the Scripps Group as determined by Scripps in its sole discretion), the Newco Services, as such Newco Services are more particularly described in Schedule 1.01(b) attached hereto, upon the terms and subject to the conditions of this Agreement and such Schedule.
Section 2.03    Additional Scripps Scheduled Services. If, from time to time during the term of this Agreement, Newco determines that the provision of a service by the Scripps Group that is not described in Schedule 1.01(d) attached hereto is reasonably necessary to enable the Newco Group to operate the Newco Business, including any Services contemplated by Section 2.10, and such service (whether or not then currently being provided) is not included in such Schedule (such service, including the right to use, or the use of, any Asset in connection with such service, hereinafter referred to as an “Additional Scripps Scheduled Service”), then Newco may give written notice thereof to Scripps. Upon receipt of such notice by Scripps, if Scripps is reasonably able to provide, or cause to be provided, such Additional Scripps Scheduled Service, the Parties will negotiate in good faith, on an arms’-length basis, to attempt to agree to an addendum to Schedule 1.01(d) setting forth the Additional Scripps Scheduled Service, the terms and conditions (including any service level requirements) for the provision of such Additional Scripps Scheduled Service and the fees and expenses payable by Newco for such Additional Scripps Scheduled Service. For purposes of this Agreement, any agreed upon addendum to Schedule 1.01(d) attached hereto shall be considered a part of Schedule 1.01(d) attached hereto.
Section 2.04    Additional Newco Scheduled Services. If, from time to time during the term of this Agreement, Scripps determines that the provision of a service by the Newco Group that is not described in the applicable Schedules is reasonably necessary to enable the Scripps Group to operate the Scripps Business, including any Services contemplated by Section 2.10, and such service (whether or not then currently being provided) is not included in a Schedule (such service, including the right to use, or the use of, any Asset in connection with such service, hereinafter referred to as an “Additional Newco Scheduled Service”), then Scripps may give written notice thereof to Newco. Upon receipt of such notice by Newco, if Newco is reasonably able to provide, or cause to be provided, the Additional Newco Scheduled Service, the Parties will negotiate in good faith, on an arms’-length basis, to attempt to agree to an addendum to Schedule 1.01(b) setting forth the Additional Newco Scheduled Service, the terms and conditions (including any service level requirements) for the provision of such Additional Newco Scheduled Service and the fees and expenses payable by Scripps for such Additional Newco Scheduled Service. For purposes of this Agreement, any agreed upon addendum to Schedule 1.01(b) attached hereto shall be considered a part of Schedule 1.01(b) attached hereto.
Section 2.05    Scope of Scripps Services; Standard of Performance for Scripps Services.
(a)    Scripps shall provide, or shall cause to be provided, to the members of the Newco Group the Scripps Services in a manner and at a level that is substantially similar in all material respects to the typical manner and average level at which such Scripps Services were provided to the applicable member or members of the Newco Group during the six (6) month period prior to the Closing Date, except to the extent that (i) a different manner or level of a Scripps Service is set forth in Schedule 1.01(d) attached hereto, in which case such Scripps Service shall be provided in the manner and level as set forth in each such Schedule or (ii) such Scripps Service has not been provided during the six (6) month period prior to the Closing Date and Schedule 1.01(d) attached hereto does not set forth a manner or level at which such Scripps Service is to be provided, in which case, such Scripps Service shall be provided in the same manner and at the same level at which such Scripps Service was provided to the applicable member or members of the Newco Group on the last occasion (or during the six (6) month period prior to the last occasion) such Scripps Service was provided to any such member of the Newco Group.
(b)    Notwithstanding Section 2.05(a), Scripps may change from time to time the manner in which any Scripps Service is provided to the Newco Group, to the extent that Scripps is making a similar change in performing a substantially similar service for itself or any member of the Scripps Group and if Scripps provides Newco substantially the same notice (in content and timing) as Scripps provides itself and the members of the Scripps Group with respect to such change; provided that Scripps may not make any change to the manner in which any Scripps Service is provided to the Newco Group if such change would result in a violation, or cause any member of the Newco Group to be in violation, of Applicable Law; provided, further if Newco can demonstrate, in accordance with the terms of this Agreement, that such change is not commercially reasonable and the Newco Group will suffer or has suffered a material financial harm as a result of such change, Scripps shall be required to restore, or cause to be restored, the manner in which such Scripps Service is provided to the Newco Group to the manner required by Section 2.05(a). No such change shall affect the fees and expenses for, or materially diminish the quality of, the applicable Scripps Service.
(c)    Notwithstanding anything contained herein, Scripps may decline to provide all or any part of any particular Scripps Service, if Scripps reasonably believes that the performance of any Scripps Service Provider’s obligations relating thereto would violate any Applicable Law applicable to such Scripps Service Provider’s business, but only (i) to the extent reasonably necessary for such Scripps Service Provider to ensure compliance therewith, (ii) after such Scripps Service Provider has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions and (iii) after Scripps has delivered written notice to Newco specifying in reasonable detail the nature of the applicable restrictions and of any proposed resulting modification in such Scripps Service Provider’s obligations.
(d)    Subject to Section 9.03, in no event shall Scripps be liable or accountable, in damages or otherwise, for any error of judgment or any mistake of fact or Applicable Law or for any action or omission in connection with the provision of the Scripps Services by any Scripps Service Provider that such Scripps Service Provider took or refrained from taking in good faith hereunder, except in the case of such Scripps Service Provider’s intentional breach, fraud, gross negligence or willful misconduct.
Section 2.06    Scope of Newco Services; Standard of Performance for Newco Services.
(a)    Newco shall provide, or shall cause to be provided, to the members of the Scripps Group the Newco Services in a manner and at a level that is substantially similar in all material respects to the typical manner and average level at which such Newco Services were provided to the applicable member or members of the Scripps Group during the six (6) month period prior to the Closing Date, except to the extent that (i) a different manner or level of a Newco Service is set forth in Schedule 1.01(b) attached hereto, in which case such Newco Service shall be provided in the manner and level as set forth in each such Schedule or (ii) such Newco Service has not been provided during the six (6) month period prior to the Closing Date and Schedule 1.01(b) attached hereto does not set forth a manner or level at which such Newco Service is to be provided, in which case, such Newco Service shall be provided in the same manner and at the same level at which such Newco Service was provided to the applicable member or members of the Scripps Group on the last occasion (or during the six (6) month period prior to the last occasion) such Newco Service was provided to such member or members of the Scripps Group.
(b)    Notwithstanding Section 2.06(a), Newco may change from time to time the manner in which any Newco Service is provided to the Scripps Group, to the extent that Newco is making a similar change in performing a substantially similar service for itself or any member of the Newco Group and if Newco provides Scripps substantially the same notice (in content and timing) as Newco provides itself and the members of the Newco Group with respect to such change; provided that Newco may not make any change to the manner in which any Newco Service is provided to the Scripps Group if such change would result in a violation, or cause any member of the Scripps Group to be in violation, of Applicable Law; provided, further, if Scripps can demonstrate, in accordance with the terms of this Agreement, that such change is not commercially reasonable and the Scripps Group will suffer or has suffered a material financial harm as a result of such change, Newco shall be required to restore, or cause to be restored, the manner in which such Newco Service is provided to the Scripps Group to the manner required by Section 2.06(a). No such change shall affect the fees and expenses for, or materially diminish the quality of, the applicable Newco Service.
(c)    Notwithstanding anything contained herein, Newco may decline to provide all or any part of any particular Newco Service, if Newco reasonably believes that the performance of any Newco Service Provider’s obligations relating thereto would violate any Applicable Law applicable to such Newco Service Provider’s business, but only (i) to the extent reasonably necessary for such Newco Service Provider to ensure compliance therewith, (ii) after such Newco Service Provider has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions and (iii) after Newco has delivered written notice to Scripps specifying in reasonable detail the nature of the applicable restrictions and of any proposed resulting modification in such Newco Service Provider’s obligations.
(d)    Subject to Section 9.04, in no event shall Newco be liable or accountable, in damages or otherwise, for any error of judgment or any mistake of fact or Applicable Law or for any action or omission in connection with the provision of the Newco Services by any Newco Service Provider that such Newco Service Provider took or refrained from taking in good faith hereunder, except in the case of such Newco Service Provider’s intentional breach, fraud, gross negligence or willful misconduct.
Section 2.07    Personnel Providing Services; Subcontracting.
(a)    Each Service Provider shall have the sole and exclusive responsibility for selecting and managing their personnel who provide the applicable Services and shall supervise them in connection with the performance of the applicable Services. Such personnel shall be qualified, in the reasonable opinion of such Service Provider, for the tasks to which they are assigned. Such Service Provider shall pay and be responsible for all wages, salary or other compensation, taxes, insurance and, except as expressly specified herein or in any Schedule or separate Contract, other costs and expenses with respect to such personnel.
(b)    To the extent that any Service Provider determines that it is desirable for any reason in its sole discretion, such Service Provider may, without revising the fees otherwise charged to the Service Recipient, contract with Third Party Service Providers to provide any or all Services to the applicable Service Recipient for all or part of the remainder of the term of this Agreement. No such Third Party Service Provider shall be provided access to any Information of Service Recipient or the applicable member of its Group unless such Third Party Service Provider is bound by non-disclosure obligations at least as restrictive as those contained herein.
(c)    Each Service Provider shall remain fully responsible for its performance of the applicable Services in accordance with the terms hereof, including any obligations it performs through Third Party Service Providers, and each Service Provider shall be solely responsible for all payments due to Third Party Service Providers. Notwithstanding anything contained herein to the contrary, amounts due from any Service Provider to its subcontractors shall not be included in, or be deemed to be, Third Party Vendor Costs to the extent such amounts are for services that are duplicative of any Services for which any Service Provider is charging a fee hereunder.
(d)    In the event any Liability arises from the performance of the Services hereunder by a Third Party Service Provider, the Service Provider shall not be released from its responsibilities under this Agreement and all applicable Service Recipients shall be subrogated to such rights, if any, as the applicable Service Provider may have against such Third Party Service Provider with respect to the Services provided by such Third Party Service Provider to or on behalf of the Service Recipient.
Section 2.08    Interruption of Services.
(a)    If, due to a Force Majeure Event, a Scripps Service Provider is unable, wholly or partially, to perform its obligations hereunder, then Scripps shall be relieved of Liability and shall suffer no prejudice for failing to perform or comply during the continuance and to the extent of such whole or partial inability to perform its obligations hereunder so caused by such Force Majeure Event; provided that (i) Scripps gives Newco prompt notice, written or oral (but if oral, promptly confirmed in writing) of such whole or partial inability to perform the obligations hereunder and a reasonably detailed description of the cause thereof and (ii) in the event such whole or partial inability to perform its obligations hereunder is a result of such Scripps Service Provider’s capacity or similar limitations, with respect to the allocation of such limited resources, the Newco Group shall be treated no less favorably by such Scripps Service Provider than Scripps or any member of the Scripps Group. If Scripps fails to promptly give notice of such Force Majeure Event, then Scripps shall only be relieved from such performance or compliance from and after the giving of such notice. Scripps shall or shall cause the applicable Scripps Service Provider(s) to use its commercially reasonable efforts to remedy the situation caused by such Force Majeure Event and remove, so far as possible and with reasonable timeliness, the cause of its inability to perform or comply. Scripps shall give Newco prompt notice of the cessation of the Force Majeure Event.

(b)    If, due to a Force Majeure Event, a Newco Service Provider is unable, wholly or partially, to perform its obligations hereunder, then Newco shall be relieved of Liability and shall suffer no prejudice for failing to perform or comply during the continuance and to the extent of such whole or partial inability to perform its obligations hereunder so caused by such Force Majeure Event; provided that (i) Newco gives Scripps prompt notice, written or oral (but if oral, promptly confirmed in writing) of such whole or partial inability to perform the obligations hereunder and a reasonably detailed description of the cause thereof and (ii) in the event such whole or partial inability to perform its obligations hereunder is a result of such Newco Service Provider’s capacity or similar limitations, with respect to the allocation of such limited resources, the Scripps Group shall be treated no less favorably by such Newco Service Provider than Newco or any member of the Newco Group. If Newco fails to promptly give notice of such Force Majeure Event, then Newco shall only be relieved from such performance or compliance from and after the giving of such notice. Newco shall or shall cause the applicable Newco Service Provider(s) to use its commercially reasonable efforts to remedy the situation caused by such Force Majeure Event and remove, so far as possible and with reasonable timeliness, the cause of its inability to perform or comply. Newco shall give Scripps prompt notice of the cessation of the Force Majeure Event.
Section 2.09    Disaster Recovery and Business Continuity.
(a)    The Scripps Service Providers will document the process for recovering and maintaining operations and services in the event of a disruption of normal operations, a disaster, a Force Majeure Event or other unforeseen circumstance, which documentation will include procedures for an orderly restoration of the computing environment, applications and network services. The intent of such documentation is to document steps to remedy the impact or disruption of services within an acceptable recovery time period. The Scripps Service Providers will periodically review and maintain such documentation throughout the term of this Agreement. The Scripps Service Providers will notify Newco of any material change or modification in such documentation.
(b)    The Scripps Service Providers will back-up all system software, applications and data as frequently and in such manner as shall be substantially comparable to the frequency and manner that was practiced by the Scripps Group during the six (6) month period prior to the Closing Date. Each Scripps Service Provider will perform all such back-ups in accordance with such Scripps Service Provider’s internal policies and procedures. Without limiting the foregoing, the Scripps Service Providers will (i) properly store offsite all back-up tapes, disks and other media, (ii) maintain a log of all back-ups to ensure proper rotation of back-up tapes, disks and other media and (iii) perform back-ups at least weekly and send back-up tapes, disks and other media offsite within forty-eight (48) hours.
(c)    The Newco Service Providers will document the process for recovering and maintaining operations and services in the event of a disruption of normal operations, a disaster, a Force Majeure Event or other unforeseen circumstance, which documentation will include procedures for an orderly restoration of the computing environment, applications and network services. The intent of such documentation is to document steps to remedy the impact or disruption of services within an acceptable recovery time period. The Newco Service Providers will periodically review and maintain such documentation throughout the term of this Agreement. The Newco Service Providers will notify Scripps of any material change or modification in such documentation.
(d)    The Newco Service Providers will back-up all system software, applications and data as frequently and in such manner as shall be substantially comparable to the frequency and manner that was practiced by the Newco Group during the six (6) month period prior to the Closing Date. Each Newco Service Provider will perform all such back-ups in accordance with such Newco Service Provider’s internal policies and procedures. Without limiting the foregoing, the Newco Service Providers will (i) properly store offsite (which may include other facilities owned or leased by the Newco Group) all back-up tapes, disks and other media, (ii) maintain a log of all back-ups to ensure proper rotation of back- up tapes, disks and other media and (iii) perform back-ups at least weekly and send back-up tapes, disks and other media offsite within forty-eight (48) hours.
(e)    Each Party agrees to develop a centralized Continuity and Incident Management process to escalate potential or actual disruptions within its own organization and to identify formal incident notification points to coordinate with the other Party at time of identified risk or incident.
Section 2.10    Transition of Responsibilities.
(a)    Each Party agrees to use its commercially reasonable efforts to reduce or eliminate its and the other members of its Group’s dependency on each Service provided by the other Party and members of such other Party’s Group as soon as is reasonably practicable and, in any event, at the times or upon the occurrence of any events described in the Newco Transition Plan or Scripps Transition Plan, as the case may be. Each Party further agrees, for itself and each Service Provider within its Group, to cooperate with the other Party and the Service Recipients within its Group, to facilitate the orderly transition of responsibility for each Service to the Service Recipient or any third party designated by the Service Recipient, including by providing the transition and termination services described in the Newco Transition Plan or Scripps Transition Plan, as the case may be.
(b)    As promptly as practicable and within thirty (30) days of the Closing Date, Scripps and Newco will agree in good faith to a plan for Newco to assume responsibility or eliminate the need for the provision of each Scripps Service (the “Newco Transition Plan”). The Newco Transition Plan will contain a schedule of transition events, including the expected date by which the Newco Transition Plan for each Scripps Service will be completed, any training (including the transfer of knowledge and expertise) or other services that will be needed by the members of the Newco Group (or their third party designees) and the estimated costs and expenses, if any, to be paid by Newco to Scripps with respect to such training and other services that Scripps agrees to provide to the members of the Newco Group in order to facilitate the completion of the Newco Transition Plan. The Newco Transition Plan shall incorporate, without duplication of fees or expenses payable by the Service Recipient, all agreements with respect to such matters as shall be set forth in the Schedules.

(c)    As promptly as practicable and within thirty (30) days of the Closing Date, Scripps and Newco will agree in good faith to a plan for Scripps to assume responsibility or eliminate the need for the provision of each Newco Service (the “Scripps Transition Plan”). The Scripps Transition Plan will contain a schedule of transition events, including the expected date by which the Scripps Transition Plan for each Newco Service will be completed, any training (including the transfer of knowledge and expertise) or other services that will be needed by the members of the Scripps Group (or their third party designees) and the estimated costs and expenses, if any, to be paid by Scripps to Newco with respect to such training and other services that Newco agrees to provide to the members of the Scripps Group in order to facilitate the completion of the Scripps Transition Plan. The Scripps Transition Plan shall incorporate, without duplication of fees or expenses payable by the Service Recipient, all agreements with respect to such matters as shall be set forth in the Schedules.
(d)    If either Party from time to time determines that a modification to the Newco Transition Plan or Scripps Transition Plan, as the case may be, is reasonably necessary, then such Party may give written notice thereof to the other Party and the Parties will negotiate in good faith, on an arms’-length basis, to attempt to agree on terms and conditions in respect of such requested modification, including any fees or expenses payable in connection therewith. Any modification within the subject matter of a request for Additional Scripps Scheduled Services pursuant to Section 2.03 shall be governed exclusively by Section 2.03. Any modification within the subject matter of a request for Additional Newco Scheduled Services pursuant to Section 2.04 shall be governed exclusively by Section 2.04.
Section 2.11    Insurance.
(a)    During the term of this Agreement, each Party shall obtain and maintain the following insurance: (i) Commercial General Liability with combined single limit of not less than $1,000,000 each occurrence for bodily injury and property damage; (ii) Worker’s Compensation in amounts required by applicable law and Employer’s Liability with a limit of at least $1,000,000 each accident; (iii) Automobile Liability including coverage for owned/leased, non-owned or hired automobiles with combined single limit of not less than $1,000,000 each accident; and (iv) Umbrella/Excess Liability with policy limits of not less than $10,000,000 per occurrence and $10,000,000 annual aggregate, as excess over the insurance levels contemplated herein.
(b)    All insurance policies obtained from U.S. insurers shall be maintained with companies rated A or better by Best’s Key Rating Guide, and each Party shall, upon request, provide the other Party with an insurance certificate confirming compliance with the requirements of this Section 2.11(b) and naming the other party as an additional insured as respects Commercial General Liability, Auto Liability and Umbrella/Excess Liability insurance.
(c)    Each Party shall exercise its commercially reasonable efforts to obtain from the insurance companies providing the coverage required by this Agreement waivers of their rights to subrogation against the other Party, its Subsidiaries, assignees, officers, directors and employees.

ARTICLE III
FEES AND EXPENSES
Section 3.01    Fees and Expenses. The fees and expenses for each of the Services to be provided hereunder shall be as set forth in the applicable Schedules and Transition Plans; provided that the applicable fees shall be as set forth on the Rate Card attached hereto as Schedule 3.01 in the event not otherwise specified in the applicable Schedule or Transition Plan. The amount of each fee for Services set forth in the applicable Schedule or Transition Plan shall increase automatically by an amount equal to one and one half percent (1.5%) of such fee on January 1, 2016 and each January 1st thereafter until this Agreement or the applicable Service is terminated in accordance with the terms hereof.
Section 3.02    Billing and Payment; No Set-off. Amounts payable in respect of Services under this Agreement shall be invoiced to the Service Recipient monthly in arrears and paid to the Service Provider, as directed by such Service Provider, which amounts shall be due within forty-five (45) days after the date of invoice. All amounts due and payable hereunder shall be invoiced and, except as set forth in any Schedule or Transition Plan, paid in U.S. dollars without offset, set-off, deduction or counterclaim, however arising.
Section 3.03    Third Party Vendor Costs. In order to provide the Services, the Parties acknowledge and agree that it may be necessary for a Service Provider to pay third party suppliers or vendors incremental or other costs and expenses or new costs or expenses, other than and in addition to the costs and expenses payable to third party suppliers or vendors expressly described in Schedules or Transition Plans, incidental to providing the Services, including programming fees, maintenance fees, initiation and set up costs and license fees and costs associated with any third party intellectual property (all such costs and expenses, the “Third Party Vendor Costs”). Unless specified otherwise in the applicable Schedule or Transition Plan, all such amounts shall be included in the amounts payable by the Service Recipient pursuant to Section 3.02. No additional costs shall be payable by the Service Recipient unless mutually agreed pursuant to Section 3.04.
Section 3.04    Additional Costs.
(e)    Newco shall reimburse Scripps for the costs designated in each applicable Schedule or Transition Plan as reimbursable by Newco. If it is necessary for any Scripps Service Provider to incur any additional costs in connection with the provision of the Scripps Services, other than any Third Party Vendor Costs (which Third Party Vendor Costs are governed by Section 3.03), Scripps shall notify Newco of such need before any such additional cost is incurred. Upon mutual written agreement of Newco and Scripps, as to the necessity of any such increase, subject to the remainder of this Section 3.04(a), Newco shall pay to Scripps, upon completion of the related Scripps Services, an amount equal to the estimated costs and expenses to be reasonably incurred in connection therewith. If the actual costs and expenses incurred by such Scripps Service Provider are greater than the estimated costs, the necessity of increased costs shall again be subject to the mutual written agreement of the Parties, and if the Parties cannot agree, (i) Newco shall pay to Scripps an amount equal to the estimated costs and expenses and (ii) Scripps shall not receive payment or reimbursement for any such increased costs in connection with the provision of such Scripps Service to the extent not previously agreed upon by the Parties. If the actual costs and expenses incurred by such Scripps Service Provider are less than the estimated costs and expenses, Newco shall pay to Scripps an amount equal to the actual costs and expenses.
(f)    Scripps shall reimburse Newco for the costs designated in each applicable Schedule or Transition Plan as reimbursable by Scripps. If it is necessary for any Newco Service Provider to incur any additional costs in connection with the provision of the Newco Services, other than any Third Party Vendor Costs (which Third Party Vendor Costs are governed by Section 3.03), Newco shall notify Scripps of such need before any such additional cost is incurred. Upon mutual written agreement of Scripps and Newco, as to the necessity of any such increase, subject to the remainder of this Section 3.04(b), Scripps shall pay to Newco, upon completion of the related Newco Services, an amount equal to the estimated costs and expenses to be reasonably incurred in connection therewith. If the actual costs and expenses incurred by such Newco Service Provider are greater than the estimated costs, the necessity of increased costs shall again be subject to the mutual written agreement of the Parties, and if the Parties cannot agree, (i) Scripps shall pay to Newco an amount equal to the estimated costs and expenses and (ii) Newco shall not receive payment or reimbursement for any such increased costs in connection with the provision of such Newco Service to the extent not previously agreed upon by the Parties. If the actual costs and expenses incurred by such Newco Service Provider are less than the estimated costs and expenses, Scripps shall pay to Newco an amount equal to the actual costs and expenses.
Section 3.05    Late Payments. Late payments of any amounts owed pursuant to this Article III shall bear interest at a rate per annum equal to the Prime Rate plus two percent (2%).
Section 3.06    Tax Matters.
(e)    Each Party, in its capacity as Service Recipient, shall pay or cause to be paid all sales, service, valued added, use, excise, occupation and other similar Taxes (together in each case with all interest, penalties, fines and additions thereto) that are assessed against either Party on the provision of the applicable Services as a whole, or any particular Service (including with respect to amounts paid by the Service Provider to third parties), including Additional Scripps Scheduled Services or Additional Newco Scheduled Services, as the case may be, received by it or any member(s) of its Group from any Service Provider or any member(s) of the Service Provider’s Group pursuant to the terms of this Agreement (collectively, “Service Taxes”). If required under Applicable Law (or in the case of Service Taxes relating to amounts paid by the Service Provider to third parties), each Service Provider shall invoice the Service Recipient for the full amount of all Service Taxes, and such Service Recipient shall pay, in addition to the other amounts required to be paid pursuant to the terms of this Agreement, such Service Taxes to such Service Provider.
(f)    Notwithstanding anything to the contrary contained herein, each Service Provider shall not be liable for any claim in respect of Services relating to Taxes or Tax Returns of the Service Recipient or any other member of its Group, except to the extent that such claim arises from the willful misconduct or gross negligence of such Service Provider.

ARTICLE IV
TERM; TERMINATION
Section 4.01    Term. This Agreement shall commence as of the Broadcast Merger Effective Time and unless terminated earlier in accordance with this Article IV, will terminate on the earlier to occur of (a) the second anniversary of the Closing Date and (b) the date on which the terms of all the Schedules have expired or been terminated.
Section 4.02    Force Majeure Event Early Termination of Services. In the event that pursuant to Section 2.08, a Service Provider reduces or suspends the provision of any Service due to a Force Majeure Event and such reduction or suspension continues for fifteen (15) days, the other Party may immediately terminate the applicable Service, upon written notice and without any reimbursement obligation.
Section 4.03    Early Termination of this Agreement.
(g)    This Agreement may be terminated by (y) the mutual written consent of each Party or (z) by a Party (a “Non- Defaulting Party”) upon written notice to the other Party if:
(i)    the other Party fails in any material respect to perform its obligations under or breaches in any material respect this Agreement (the “Defaulting Party”) and such failure to perform or breach of an obligation is not cured within thirty (30) days of the date on which written notice is received by the Defaulting Party setting forth in reasonable detail the manner in which the Defaulting Party failed to perform its obligations hereunder or breached this Agreement and stating that the Non-Defaulting Party intends to terminate this Agreement with respect to the Defaulting Party if such failure or breach is not cured within thirty (30) days of such notice; or
(ii)    the other Party makes a general assignment for the benefit of creditors, becomes insolvent, or has a receiver appointed or reorganization or arrangement proceedings approved by a court.
(h)    Any Service or Services provided hereunder may be terminated by a Service Recipient upon thirty (30) days’ prior written notice (or such period of time set forth in the applicable Schedule, if different) to the relevant Service Provider for any or no reason; provided that such termination does not materially adversely affect the Service Provider or the members of its Group.
(i)    Any termination notice delivered by either Party shall specify the effective date of termination and, where applicable, in detail the Service or Services to be terminated.
Section 4.04    Sums Due.
(e)    In the event of a termination (including any termination pursuant to Section 4.02) or expiration of this Agreement (or Services under one or more Schedules), Scripps shall be entitled to the payment or reimbursement of, and Newco shall, or shall cause the other applicable member(s) of its Group to, pay and reimburse Scripps, on the date of such termination or expiration

(i) any amounts due to any Scripps Service Provider under this Agreement with respect to the applicable terminated or expired Scripps Service(s) and (ii) any amounts accrued in connection with the provision of the applicable terminated or expired Scripps Service(s) through the date of such termination or expiration but not yet invoiced by any Scripps Service Provider under this Agreement, as if such amounts were invoiced on the date of such termination or expiration.
(f)    In the event of a termination (including any termination pursuant to Section 4.02) or expiration of this Agreement (or Services under one or more Schedules), Newco shall be entitled to the payment or reimbursement of, and Scripps shall, or shall cause the other applicable member(s) of its Group to, pay and reimburse Newco, on the date of such termination or expiration (i) any amounts due to any Newco Service Provider under this Agreement with respect to the applicable terminated or expired Newco Service(s) and (ii) any amounts accrued in connection with the provision of the applicable terminated or expired Newco Service(s) through the date of such termination or expiration but not yet invoiced by any Newco Service Provider under this Agreement, as if such amounts were invoiced on the date of such termination or expiration.
Section 4.05    Effect of Termination. Articles I, III, VI, VIII, IX, X, and XI and Section 4.04 and Section 4.05 shall survive any termination of this Agreement.
ARTICLE V
THIRD PARTY RIGHTS
Section 5.01    Third Parties and Scripps Services.
(a)    Scripps and Newco shall cooperate to attempt to obtain all Consents (including those set forth on Schedules 5.01 and 5.02 attached hereto) sufficient to enable the Scripps Service Providers to perform the Scripps Services in accordance with this Agreement for any third party Software or other Intellectual Property related to the provision of the Scripps Services; provided that Scripps shall not be required to incur any costs in connection therewith. Newco shall cooperate with Scripps in obtaining all such required Consents related to the provision of the Scripps Services and Newco shall bear any costs incurred in connection therewith, provided, further, that Newco shall only be required to reimburse Scripps for those expenses incurred by Scripps that Newco has previously approved in writing. Attached hereto as Schedule 5.01 is a list of required Consents for any third party Software or other Intellectual Property known to be related to, and necessary for, the provision of the Scripps Services and an estimate of charges to be imposed by third party software providers. In the event that any such Consent is not obtained, then, unless and until such Consent is obtained, during the term of the applicable Schedule, the Parties shall cooperate with each other in attempting to achieve a reasonable alternative arrangement with respect to such third party Software or Intellectual Property for Newco to continue to process its work and for the Scripps Service Providers to perform the Scripps Services. Notwithstanding anything contained in this Agreement, Scripps’ obligations hereunder to provide the Scripps Services that require third party Intellectual Property are subject to such third party granting the applicable members of the Scripps Group a valid and enforceable license (or waiving the requirement to obtain a license) to use its Intellectual Property for the purposes described herein.

(b)    Nothing contained in this Agreement shall preclude Newco from enforcing any rights or benefits available to it or Scripps, or availing itself of any rights or defenses available to it or Scripps under any third party agreement pursuant to which Scripps Services are being provided to Newco.
Section 5.02    Third Parties and Newco Services.
(j)    Scripps and Newco shall cooperate to attempt to obtain all Consents (including those set forth on Schedules 5.01 and 5.02 attached hereto) sufficient to enable the Newco Service Providers to perform the Newco Services in accordance with this Agreement for any third party Software or other Intellectual Property related to the provision of the Newco Services; provided that Newco shall not be required to incur any costs in connection therewith. Scripps shall cooperate with Newco in obtaining all such required Consents related to the provision of the Newco Services and Scripps shall bear any costs in connection therewith; provided, further, that Scripps shall only be required to reimburse Newco for those expenses incurred by Newco that Scripps has previously approved in writing. Attached hereto as Schedule 5.02 is a list of required Consents for any third party Software or other Intellectual Property known to be related to, and necessary for, the provision of the Newco Services and an estimate of charges to be imposed by third party Software providers. In the event that any such Consent is not obtained, then, unless and until such Consent is obtained, during the term of the applicable Schedule, the Parties shall cooperate with each other in attempting to achieve a reasonable alternative arrangement with respect to such third party Software or Intellectual Property for Scripps to continue to process its work and for the Newco Service Providers to perform the Newco Services. Notwithstanding anything contained in this Agreement, Newco’s obligations hereunder to provide the Newco Services that require third party Intellectual Property are subject to such third party granting the applicable members of the Newco Group a valid and enforceable license (or waiving the requirement to obtain a license) to use its Intellectual Property for the purposes described herein.
(k)    Nothing contained in this Agreement shall preclude Scripps from enforcing any rights or benefits available to it or Newco, or availing itself of any rights or defenses available to it or Newco under any third party agreement pursuant to which Newco Services are being provided to Scripps.
ARTICLE VI
INTERNAL CONTROLS
Section 6.01    Access Rights of Newco. If requested by Newco, Scripps shall and shall cause each Scripps Service Provider to permit the members of the Newco Group reasonable access (in addition to the access required by Section 8.03) to its respective books, records, accountants (and Scripps shall exercise commercially reasonable efforts to provide such access to its accountants’ work papers), personnel and facilities for the purpose of Newco’s testing and verification of the effectiveness of each Scripps Service Provider’s controls with respect to Scripps Services as is reasonably necessary to enable financial statement audits, including the ability of management of Newco to comply with its obligations under Section 404 of the Sarbanes-Oxley Act and to enable Newco’s independent public accounting firm to attest to and report on the assessment of the management of Newco in accordance with Section 404 of the Sarbanes-Oxley Act and Accounting

Standard No. 5, as amended, or as otherwise required by Newco’s external auditors; provided, however, that, except as set forth in Section 8.03, Scripps shall not be required to furnish Newco access to any information other than information that relates specifically to Scripps Services.
Section 6.02    Access Rights of Scripps. If requested by Scripps, Newco shall and shall cause each Newco Service Provider to permit the members of the Scripps Group reasonable access (in addition to the access required by Section 8.03) to its respective books, records, accountants (and Newco shall exercise commercially reasonable efforts to provide such access to its accountants’ work papers), personnel and facilities for the purpose of Scripps’ testing and verification of the effectiveness of each Newco Service Provider’s controls with respect to Newco Services as is reasonably necessary to enable the management of Scripps to comply with its obligations under Section 404 of the Sarbanes-Oxley Act and to enable Scripps’ independent public accounting firm to attest to and report on the assessment of the management of Scripps in accordance with Section 404 of the Sarbanes-Oxley Act and Accounting Standard No. 5, as amended, or as otherwise required by Scripps’ external auditors; provided, however, that, except as set forth in Section 8.03, Newco shall not be required to furnish Scripps access to any information other than Information that relates specifically to Newco Services.
Section 6.03    Procedures. Without limiting the generality of, and in order to give effect to, the foregoing provisions of Article VI:
(g)    the Parties shall cooperate from time to time to identify the significant processes provided by each Party to the other Party in connection with the provision of the Services hereunder;
(h)    Scripps shall develop and maintain comprehensive procedures to adequately test, evaluate and document the design and effectiveness of its controls over such significant processes;
(i)    Newco, while exempt from Section 404 of the Sarbanes-Oxley Act reporting in its first fiscal year, shall cooperate with Scripps, its auditors and any third party that Scripps has retained to assist it with its compliance with Section 404 of the Sarbanes-Oxley Act (subject to such third party’s having signed an appropriate confidentiality agreement with Scripps) to ensure effective internal controls are in place surrounding services provided by Newco;
(j)    in the event any deficiencies are found, the Service Provider will notify the Service Recipient of such deficiencies as soon as practical, and the Service Provider and the Service Recipient shall cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls; provided, however, that if a Party, as Service Provider, provides a substantially similar service for itself or members of its Group, then such Party, as Service Provider, shall not be required to take any actions that are different from the actions that such Party is taking with respect to such services that it provides for itself or members of its Group, unless the control deficiency is or could reasonably be expected to be a material weakness in the Service Recipient’s internal control over financial reporting (and the Service Recipient shall share its analysis in this regard with the Service Provider), in which case the Service Provider shall cooperate in good faith with the Service Recipient to develop and implement in a timely fashion commercially reasonable action plans and timetables to remedy the deficiency and/or implement adequate compensating controls such that the deficiency will not rise to the level of a material weakness; provided, further, that, if, as a result of such remedy and/or implementation, the Service Provider is required to take actions that are different than the actions that the Service Provider is taking with respect to the substantially similar services that it provides for itself or members of its Group, the Service Recipient shall be obligated to fund the incremental costs incurred by the Service Provider, including all out of pocket incremental costs, plus a reasonable allocation of costs of employees who are diverted from providing services that such employees would otherwise be providing to the Service Provider during the period of such remedy and/or implementation;
(k)    the Service Provider shall, if requested by the Service Recipient, make its personnel and documentation available to the auditors of the Service Recipient to enable such auditors to attest to and report on the assessment of internal control over financial reporting of the management of the Service Recipient, and the Service Provider shall cooperate and assist the Service Recipient’s auditors in performing any process walkthroughs and process testing that such auditor may request of the significant processes; and
(l)    each Party as Service Provider shall provide written notice to the other Party, as soon as practical, of any significant change in control design by such Party or any members of its Group during the term of this Agreement.
ARTICLE VII
TRANSITION TEAMS/SINGLE POINT OF CONTACT
Section 7.01    Appointment of Transition Teams. Each Party shall designate one or more individuals who have practical knowledge and experience in each area of such Party’s operations that relate to the Services and are authorized to make decisions with respect to the Services (each a “Transition Team”). Without limiting the generality of the foregoing, and subject to the foregoing provision, each Transition Team will include individuals from such Party and members of its Group whose experience includes, as applicable, the following areas: (a) information technology systems, (b) human resources, (c) accounting and finance, (d) risk management and insurance, (e) tax, (f) corporate development, (g) financial services center, (h) treasury, (i) payroll, (j) real estate and facilities, (k) product supplies and (l) SEC and financial reporting. Each Party shall designate a member of its Transition Team as the leader of its respective Transition Team (each a “Team Leader”). The initial members of the Transition Team and the Team Leader for each of Scripps and Newco are set forth on Schedule 7.01 attached hereto, including each such person’s title, areas of expertise and relevant telephone, fax and email information. Each Team Leader shall coordinate the assignment of persons to its Transition Team and shall assess and monitor the performance of the Services. The Transition Teams will be responsible for overseeing the completion of the Services in accordance with the terms and conditions hereof.
Section 7.02    Transition Team Actions. The Transition Teams shall convene meetings on a mutually agreed upon periodic basis as required. It is the expectation of the Parties that the Transition Team members shall communicate directly with one another and work directly with one another to ensure that all Services are completed on a timely and complete basis; provided that (a)

except for Scripps’ Team Leader, the members of Scripps’ Transition Team shall not have the legal authority to make or to modify any obligation or to waive any right on behalf of any Scripps Service Provider and (b) except for a Newco’s Team Leader, the members of Newco’s Transition Team shall not have the legal authority to make or to modify any obligation or to waive any right on behalf of any Newco Service Provider. The Team Leaders shall meet on such mutually agreed upon periodic basis as required, to discuss the status of the Services, as well as to answer questions, gather information and resolve disputes that may occur from time to time. All meetings pursuant to this Section 7.02 may be face-to-face, video or telephonic meetings as may be agreed upon by the individuals participating is such meeting. Each Party shall bear all costs and expenses of such Party’s Transition Team related to attending or participating in Transition Team meetings.
ARTICLE VIII
CONFIDENTIALITY; RECORDS; ACCESS
Section 8.01    Confidentiality Obligations.
(m)    General. Each Party acknowledges that it has in its possession, or other members of its Group have in their possession, and in connection with this Agreement it, or other members of its Group, will receive, Information (in such context, such Party is referred to herein as the “Receiving Party”) of the other Party (in such context, such other Party is referred to herein as the “Disclosing Party”) or the other members of the Disclosing Party’s Group that is not available to the general public and may constitute, contain or include material non-public Information of the Disclosing Party or other members of the Disclosing Party’s Group. Subject to Section 8.01(c) and Section 8.01(d), as of the Broadcast Merger Effective Time, the Receiving Party, on behalf of itself and the other members of its Group, agrees to hold, and to cause its respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that the Receiving Party or the other members of the Receiving Party’s Group applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Broadcast Merger Effective Time, all Information concerning the Disclosing Party (or its business) and the other members of the Disclosing Party’s Group (or their respective businesses) that is either in its possession (including Information in its possession prior to the Broadcast Merger Effective Time) or furnished by the Disclosing Party or the other members of the Disclosing Party’s Group or their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information: (i) is or becomes available to the general public, other than as a result of a disclosure by the Receiving Party or the other members of the Receiving Party’s Group or any of their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement; (ii) was or becomes available to the Receiving Party or the other members of the Receiving Party’s Group on a non-confidential basis from a source other than the Receiving Party or the other members of the Receiving Party’s Group, provided that , to the knowledge of the Receiving Party, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to the

Receiving Party or the other members of the Receiving Party’s Group by a contractual, legal or fiduciary obligation; or (iii) is independently generated by the Receiving Party or the other members of the Receiving Party’s Group without use of or reference to any proprietary or confidential Information of the Disclosing Party or any other member of the Disclosing Party’s Group.
(n)    No Release, Compliance with Law, Return or Destruction. Following the Broadcast Merger Effective Time, the Receiving Party agrees, and shall cause the other members of the Receiving Party’s Group, not to release or disclose, or permit to be released or disclosed, any Information of the Disclosing Party or any other member of the Disclosing Party’s Group to any other Person, except its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who need to know such Information pursuant to this Agreement, and except in compliance with Section 8.01(c). The Receiving Party shall advise, and shall cause the other members of the Receiving Party’s Group to advise, its and their directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information of the Receiving Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the Disclosing Party or another member of the Disclosing Party’s Group. Following the Broadcast Merger Effective Time, the Receiving Party shall advise, and shall cause the other members of the Receiving Party’s Group to advise, its and their directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement and (ii) Applicable Law (including federal and state securities laws). Following the Broadcast Merger Effective Time, the Receiving Party shall promptly, and shall cause the other members of the Receiving Party’s Group promptly to, after receiving a written request of the Disclosing Party, return to the Disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the Disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the Disclosing Party. Notwithstanding the foregoing, the Receiving Party’s Group shall be entitled to retain only so much of the Information as is necessary to comply with Applicable Laws or as such may be retained in a standard archival or computer back-up system in the ordinary course of business, subject to the Receiving Party’s obligations under this Agreement, which shall survive the termination or expiration of this Agreement in respect of such retained Information.

(o)    Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that, following the Broadcast Merger Effective Time, the Receiving Party, any other member of the Receiving Party’s Group, or any of their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives either determines on the advice of its counsel that it is required to disclose any Information of the Disclosing Party or any other member of the Disclosing Party’s Group pursuant to Applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the Disclosing Party or any other member of the Disclosing Party’s Group that is subject to the confidentiality provisions hereof, the Receiving Party shall, if possible, notify the Disclosing Party prior to disclosing or providing, or causing another member of the Receiving Party’s Group to provide or disclose, such Information and shall cooperate at the expense of the Disclosing Party in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that a protective arrangement is not obtained, the Receiving Party or other member of the Receiving Party’s Group (i) may thereafter disclose or provide such Information to the extent required by such Applicable Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.
(p)    Certain Standards and Exceptions.
(i)    Nothing in this Agreement shall be construed to limit or prohibit the Receiving Party or any other member of the Receiving Party’s Group from independently creating or developing (or having created or developed for it), or from acquiring from third parties (or from thereafter using or disclosing as the Receiving Party sees fit), any information similar to or competitive with the Information contemplated by or embodied in the confidential, non-public and proprietary Information of the Disclosing Party or any other member of the Disclosing Party’s Group, provided that in connection with such creation, development, or acquisition the Receiving Party does not violate any of its obligations under this Agreement or any other agreement with the Disclosing Party. Notwithstanding the foregoing, the Receiving Party shall not, and shall cause the other member of the Receiving Party’s Group not to, nor shall it assist others to, disassemble, decompile, reverse engineer, or otherwise attempt to recreate, the confidential, non-public and proprietary Information of the Disclosing Party or any member of the Disclosing Party’s Group.
(ii)    Nothing in this Agreement shall limit the ability of the Receiving Party or any other member of the Receiving Party’s Group to market, develop and provide products or services to third parties that are functionally comparable to those of the Disclosing Party or any other member of its Group, whether or not based on the same general business practices, concepts, techniques and routines contemplated by or embodied in the confidential, non-public and proprietary Information of the Disclosing Party or any other member of the Disclosing Party’s Group.
(iii)    “Residuals” means Information retained in the memory of an employee of the Receiving Party or any other member of its Group pertaining to or resulting from the performance of Services for the Service Recipient, excluding, however, Information deliberately memorized to classify it as Residuals. Notwithstanding anything to the contrary in this Section 8.01, the Receiving Party or any other member of the Receiving Party’s Group shall be free to use for any purpose Residuals of its employees resulting from their access to or work with Information of the Disclosing Party or any other member of the Disclosing Party’s Group if the Receiving Party or other member of the Receiving Party’s Group otherwise complies with its obligations not to disclose Information of the Disclosing Party or any other member of the Disclosing Party’s Group to third parties in violation of this Section 8.01; provided that this provision does not grant the Receiving Party or any other member of the Receiving Party’s Group a license to use the Intellectual Property of the Disclosing Party or any other member of the Disclosing Party’s Group.
Section 8.02    Records. Each Party shall maintain, or cause to be maintained, records with respect to the Services provided by such Party or its Service Providers that are in a form and contain a level of detail similar to records, if any, that are maintained in providing similar services for itself or for other members of such Party’s Group for a period of the longer of one (1) year after the termination of this Agreement or the applicable period for maintaining such records set forth in the Scripps Record Retention Policy attached hereto as Exhibit A, or such longer period as required by Applicable Law. During the period in which such Party is required to maintain such records, upon prior written request to such Party, the other Party and the members of such other Party’s Group shall have reasonable access to such records during normal business hours of such Party or other members of such Party’s Group at the place where such records are normally maintained.
Section 8.03    Access.
(f)    Newco shall, and shall cause the other members of the Newco Group to, make available on a timely basis to each Scripps Service Provider such Information reasonably requested by such Scripps Service Provider to enable such Scripps Service Provider to provide the Scripps Services. Newco shall, and shall cause the other members of the Newco Group to, provide to the Scripps Service Providers reasonable access to the premises of the members of the Newco Group and the systems, software and networks located therein, to the extent necessary for the purpose of providing the Scripps Services. Scripps shall ensure that it and the other Scripps Service Providers comply with Applicable Law and Newco’s security and other policies and procedures, as may be provided to Scripps by Newco in writing from time to time. At Scripps’ request, Newco agrees to, or to cause the applicable Newco Service Provider to: (i) maintain logs of activity of its employees and contractors when providing Services that are billed to the Service Recipient on an hourly basis with respect to any of such Newco Service Provider’s systems or databases and (ii) if there is a dispute between the Parties regarding any such Services, allow Scripps to audit such Newco Service Provider’s usage by employees and contractors with respect to such systems and databases, with any such audit conducted at the sole cost and expense of Scripps.
(g)    Scripps shall, and shall cause the other members of the Scripps Group to, make available on a timely basis to each Newco Service Provider such Information reasonably requested by such Newco Service Provider to enable such Newco Service Provider to provide the Newco Services. Scripps shall, and shall cause the other members of the Scripps Group to, provide to the Newco Service Providers reasonable access to the premises of the members of the Scripps Group and the systems, software and networks located therein, to the extent necessary for the purpose of providing the Newco Services. Newco shall ensure that it and the other Newco Service Providers comply with Applicable Law and Scripps’ security and other policies and procedures, as may be provided to Newco by Scripps in writing from time to time. At Newco’s request, Scripps agrees to, or to cause the applicable Scripps Service Provider to: (i) maintain logs of activity of its employees and contractors when providing Services that are billed to the Service Recipient on an hourly basis with respect to any of such Scripps Service Provider’s systems or databases and (ii) if there is a dispute between the Parties regarding any such Services, allow Newco to audit such Scripps Service

Provider’s usage by employees and contractors with respect to such systems and databases, with any such audit conducted at the sole cost and expense of Newco.

ARTICLE IX
NO WARRANTY; LIMITATION OF LIABILITY; INDEMNIFICATION
Section 9.01    Warranties and Disclaimer of Warranty by Scripps.
(c)    Scripps represents and warrants to Newco as of the date hereof and at all times during which the Scripps Services are provided to Newco pursuant to the terms and conditions hereof, that:
(i)    Subject to the receipt of the Consents set forth on Schedule 5.01 attached hereto, neither the provision of the Scripps Services by any Scripps Service Provider, nor the receipt or use thereof by Newco in accordance with the terms and conditions hereof, shall breach, violate, infringe upon or constitute misappropriation of any Intellectual Property right of any Person. Subject to the terms and conditions hereof and of the MTA, the provision of the Scripps Services will not confer on Newco any Intellectual Property rights, except as explicitly provided herein or therein.
(ii)    The Scripps Services will be performed in a timely manner consistent with this Agreement, as each applicable Schedule may require, by qualified individuals with appropriate subject matter expertise, in a professional and workmanlike manner, conforming to generally accepted industry standards and practices applicable to each applicable Schedule and in strict accordance with all Applicable Laws.
(d)    Except as expressly set forth in this Agreement, the Scripps Services to be provided under this Agreement are provided as is, where is, with all faults, and without warranty or condition of any kind, express or implied, including any warranty of merchantability or fitness for any particular purpose or any other warranty whatsoever.
Section 9.02    Warranties and Disclaimer of Warranty by Newco.
(h)    Newco represents and warrants to Scripps as of the date hereof and at all times during which the Newco Services are provided to Scripps pursuant to the terms and conditions hereof, that:
(i)    Subject to the receipt of the Consents set forth on Schedule 5.02 attached hereto, neither the provision of the Newco Services by any Newco Service Provider, nor the receipt or use thereof by Scripps in accordance with the terms and conditions hereof, shall breach, violate, infringe upon or constitute misappropriation of any Intellectual Property right of any Person. Subject to the terms and conditions hereof and of the MTA, the provision of the Newco Services will not confer on Scripps any Intellectual Property rights, except as explicitly provided herein or therein.
(ii)    The Newco Services will be performed in a timely manner consistent with this Agreement, as each applicable Schedule may require, by qualified individuals with appropriate subject matter expertise, in a professional and workmanlike manner, conforming to generally accepted industry standards and practices applicable to each applicable Schedule and in strict accordance with all Applicable Laws.
(i)    Except as expressly set forth in this Agreement, the Newco Services to be provided under this Agreement are provided as is, where is, with all faults, and without warranty or condition of any kind, express or implied, including any warranty of merchantability or fitness for any particular purpose or any other warranty whatsoever.
Section 9.03    Obligation to Re-perform Scripps Services. In the event of any breach of this Agreement by any Scripps Service Provider with respect to any failure by such Scripps Service Provider to provide any Scripps Service in accordance with the terms of this Agreement, Scripps shall, or shall cause such Scripps Service Provider to, correct in all material respects such error or defect or re-perform in all material respects such Scripps Service at the request of Newco and at the expense of Scripps. To be effective, any such request by Newco must (a) specify in reasonable detail the particular error or defect and (b) be made no more than ninety (90) days from the date such error or defect was discovered by Newco or should have been discovered by Newco after reasonable inquiry.
Section 9.04    Obligation to Re-perform Newco Services. In the event of any breach of this Agreement by any Newco Service Provider with respect to any failure by such Newco Service Provider to provide any Newco Service in accordance with the terms of this Agreement, Newco shall, or shall cause such Newco Service Provider to, correct in all material respects such error or defect or re-perform in all material respects such Newco Service at the request of Scripps and at the expense of Newco. To be effective, any such request by Scripps must (a) specify in reasonable detail the particular error or defect and (b) be made no more than ninety (90) days from the date such error or defect was discovered by Scripps or should have been discovered by Scripps after reasonable inquiry.
Section 9.05    Limitation of Liability. Notwithstanding anything contained herein to the contrary:
(a)    In no event shall either Party be liable to the other Party or any member of such other Party’s Group (or their respective directors, officers, agents, Service Providers or employees) for incidental, consequential, punitive, special or indirect damages, including business interruption, loss of profit or loss of future revenue, in connection with this Agreement, even if the Party has been advised of the possibility of such damages, and each Party hereby waives, on behalf of itself and its Affiliates and Service Providers and their respective directors, officers, agents, Third Party Service Providers or employees, any claim for such damages, whether arising in contract, tort or otherwise;
(b)    Scripps will exercise commercially reasonable due diligence in its choice of Third Party Service Providers and Scripps will employ Best Efforts to induce or cause such Third Party Service Providers to provide the Scripps Services in accordance with the manner and levels agreed to hereunder; and

(c)    Newco will exercise commercially reasonable due diligence in its choice of Third Party Service Providers and Newco will employ Best Efforts to induce or cause such Third Party Service Providers to provide the Newco Services in accordance with the manner and levels agreed to hereunder.
Section 9.06    Scripps Indemnity. Scripps shall indemnify and hold harmless Newco and the other members of the Newco Group (and their respective directors, officers, agents, Third Party Service Providers and employees) from and against any and all claims, demands, complaints, damages, payments, losses, liabilities, costs or expenses (each of the foregoing, a “Loss”) arising out of, relating to or in connection with (a) any Action pursuant to which it has been determined that the provision by any Scripps Service Provider and/or the receipt by any member of the Newco Group of any Scripps Service infringes upon or misappropriates the Intellectual Property of any third party, to the extent that any such Loss is determined to have resulted from such Scripps Service Provider’s intentional breach, fraud, gross negligence or willful misconduct, (b) any breach by Scripps of its obligations under this Agreement or (c) any action or omission by a Scripps Service Provider in providing the Scripps Services hereunder, except to the extent any such Loss arises from the acts or omissions of a member of the Newco Group.
Section 9.07    Newco Indemnity. Newco shall indemnify and hold harmless Scripps and the other members of the Scripps Group (and their respective directors, officers, agents, Third Party Service Providers and employees) from and against any and all Losses arising out of, relating to or in connection with (a) any Action pursuant to which it has been determined that the provision by any Newco Service Provider and/or the receipt by any member of the Scripps Group of any Newco Service infringes upon or misappropriates the Intellectual Property of any third party, to the extent that any such Loss is determined to have resulted from such Newco Service Provider’s intentional breach, fraud, gross negligence or willful misconduct, (b) any breach by Newco of its obligations under this Agreement or (c) any action or omission by a Newco Service Provider in providing the Newco Services hereunder, except to the extent any such Loss arises from the acts or omissions of a member of the Scripps Group.
ARTICLE X
DISPUTE RESOLUTION
Section 10.01    General. Except with respect to injunctive relief described below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall attempt to be settled first, by good faith efforts of the Parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out below.
Section 10.02    Initiation. A Party that wishes to initiate the dispute resolution process shall send written notice to the other Party, with a summary of the controversy and a request to initiate these dispute resolution procedures. Each Party shall appoint a knowledgeable, responsible representative who has the authority to settle the dispute, to meet and to negotiate in good faith to resolve the dispute. The discussions shall be left to the discretion of the representatives who may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations (a) shall be treated as Information subject to the provisions of Section 8.01 developed for purposes of settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible in the arbitration described above or in any lawsuit pursuant to Rule 408 of the Federal Rules of Evidence. Documents identified in or provided with such communications that are not prepared for purposes of the negotiations are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit. The Parties agree to pursue resolution under this Section 10.02 for a minimum of forty-five (45) days before requesting arbitration.
Section 10.03    Arbitration Request. If the dispute is not resolved under Section 10.02 within forty-five (45) days of the initial written notice, either Party may demand arbitration by sending written notice to the other Party. The Parties shall promptly submit the dispute to the American Arbitration Association for resolution by a single neutral arbitrator acceptable to both Parties, as selected under the rules of the American Arbitration Association. The dispute shall then be administered according to the American Arbitration Association’s Commercial Arbitration Rules, with the following modifications: (a) the arbitration shall be held in a location mutually acceptable to the parties, and, if the parties do not agree, the location shall be New York, New York; (b) the arbitrator shall be licensed to practice law; (c) the arbitrator shall conduct the arbitration as if it were a bench trial and shall use, apply and enforce the Federal Rules of Evidence and Federal Rules of Civil Procedure; (d) except for breaches related to Information subject to Section 8.01, the arbitrator shall have no power or authority to make any award that provides for consequential, punitive or exemplary damages or extend the term hereof; (e) the arbitrator shall control the scheduling so that the hearing is completed no later than thirty (30) days after the date of the demand for arbitration; and (f) the arbitrator’s decision shall be given within five (5) days thereafter in summary form that states the award, without written decision, which decision shall follow the plain meaning of this Agreement, and in the event of any ambiguity, the intent of the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the Parties. Each Party to the dispute shall bear its own expenses arising out of the arbitration, except that the Parties shall share the expenses of the facilities to conduct the arbitration and the fees of the arbitrator equally.
Section 10.04    Injunctive Relief. The foregoing notwithstanding, each Party shall have the right to seek injunctive relief in an applicable court of law or equity to preserve the status quo pending resolution of the dispute and enforce any decision relating to the resolution of the dispute.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Notices. All notices, requests, claims, demands, waivers and other communications to any Party shall be in writing (including facsimile transmission) and shall be given,
It to Scripps, to:        The E. W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
Attention: Robin Davis, Vice President, Strategic Planning
and Development
Facsimile: (513) 977-3024

with a copy to:            The E. W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
Attention: William Appleton, Senior Vice President
and General Counsel
Facsimile: (513) 977-3042

If to Newco, to:	Journal Media Group, Inc.
333 West State Street
Milwaukee, Wisconsin 53203
Attention: Steven J. Smith
Chairman of the Board
Facsimile: (414) 224-2469

with a copy to:    Foley & Lardner, LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
Attention: Benjamin F. Garmer III
Russell E. Ryba
Facsimile: (414) 297-4900

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 11.02    Amendments and Waivers.
(d)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment by each Party or, in the case of a waiver, by the Party against whom the waiver is to be effective.
(e)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.03    Independent Contractors. In performing the Services hereunder, each Service Provider shall operate as and have the status of an independent contractor. No Service Provider’s employees shall be considered employees or agents of the other Party, nor shall the employees of either Party be eligible or entitled to any benefits, perquisites or privileges given or extended to any of the other Party’s employees in connection with the provision of Services. Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the Parties. No Party shall have any power to control the activities and/or operations of the other Party. No Party shall have any power or authority to bind or commit any other Party.
Section 11.04    No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person except as provided in Section 9.06 and Section 9.07.
Section 11.05    Binding Effect; Assignment. Neither Party shall be permitted to assign, in whole or in part, directly or indirectly, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Party and any unauthorized assignment shall be null and void. Notwithstanding such prohibition on assignment:
(a)    Either Party’s obligation to provide, or right to receive, any Service (or portions thereof) may be assigned, sublicensed, delegated, allocated or contributed, in whole or in part, to one or more Affiliates of such Party within its Group and, to the extent so assigned, sublicensed, delegated, allocated or contributed, the relevant Affiliate shall be deemed the relevant Service Provider or Service Recipient, as applicable, with respect to the relevant portion of such Services; provided that no such assignment, allocation or contribution shall relieve such Party of any of its obligations hereunder. No prior written consent shall be required with respect to any such permitted assignment, sublicense, delegation, allocation or contribution.
(b)    Nothing herein shall prohibit, modify or limit the ability of the Parties to transfer or allocate Assets and Liabilities, as the case may be, to any entity within the Scripps Group or the Newco Group in connection with, or in furtherance of, the Transactions and, to the extent that any such transfer or allocation results in a change of the Party or member of its Group which reasonably should be a Service Provider or Service Recipient with respect to any Service then the Parties shall make such amendments, revisions or modifications to the applicable Schedules as are reasonably necessary to reflect the appropriate Service Provider or Service Recipient, as the case may be.
(c)    Either Party may assign all, but not less than all, of its rights or obligations under this Agreement in connection with a consolidation or merger transaction in which such Party is not the continuing or surviving Person or the sale by such Party of all or substantially all of its Assets, provided that: (i) prior to such transaction becoming effective, the continuing, surviving or acquiring Person shall have executed and delivered to the other Party a written agreement, in form and substance reasonably satisfactory to the other Party, pursuant to which such Person agrees to be bound by all of the terms, conditions and provisions of this Agreement as if named as a “Party” and (ii) no Service Provider or Service Recipient shall be obligated to materially change the nature, scope or volume of the Services it provides or receives, respectively, under this Agreement as a result of any such assignment.

(d)    If either Party assigns, delegates, sublicenses, allocates or contributes all or any portion of its rights and obligations under this Agreement to any other member of its Group, then prior to such Party consummating any sale or transfer of a controlling interest in, or all or substantially all of the Assets of, such other members of such Group to a non-Affiliate of such Party, such Party shall cause all such rights or obligations to be reallocated among one or more of the continuing members of such Group by appropriate assignment or assumption transactions such that the member of such Group to be sold shall no longer be a Service Provider or Service Recipient upon consummation of such sale transaction. The other Party shall have the right to prior review of such re-allocations and the Parties shall cooperate in good faith to resolve any reasonable objections that the other Party may have to such re-allocations and to take such further actions as may be reasonably required to assure that the rights and obligations under this Agreement are preserved, in the aggregate.
(e)    Nothing in this Section 11.05 shall affect the ability of either Party to terminate any of the Services in accordance with the provisions of this Agreement.
Section 11.06    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
Section 11.07    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.
Section 11.08    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereunder is not affected in any manner materially adverse to either Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereunder be consummated as originally contemplated to the fullest extent possible.
Section 11.09    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.
Section 11.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other.
Section 11.11    Order of Precedence. In the event of an inconsistency or conflict between this Agreement and a Schedule or an attachment or exhibit thereto, the Schedule (or the attachment or exhibit thereto) shall prevail.

Section 11.12    Ownership of and License to Data.
(a)    It is acknowledged and agreed that (i) Scripps retains all right, title and interest in and to all Scripps Data and nothing herein shall create or vest in Newco any right, title or interest in or to the Scripps Data and (ii) Newco retains all right, title and interest in and to all Newco Data and nothing herein shall create or vest in Scripps any right, title or interest in or to the Newco Data.
(b)    Scripps hereby grants to Newco a non-exclusive, royalty free, fully paid-up, non-transferable, worldwide license to use Scripps Data solely (i) to provide the Newco Services and (ii) to comply with Newco’s obligations under Applicable Law with respect to such Scripps Data.
(c)    Newco hereby grants to Scripps a non-exclusive, royalty free, fully paid-up, non-transferable, worldwide license to use Newco Data solely (i) to provide the Scripps Services and (ii) to comply with Scripps’ obligations under Applicable Law with respect to such Newco Data.
[Signature Page Follows]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

THE E.W. SCRIPPS COMPANY

By: ________________________________
Name: Title:

JOURNAL MEDIA GROUP, INC.

By: ________________________________
Name: Title:

EXHIBIT A
SCRIPPS RECORD RETENTION POLICY
[To be provided]

SCHEDULE 1.01(a)
NEWCO SUBSIDIARIES
[To be completed]

SCHEDULE 1.01(b)
SCRIPPS SUBSIDIARIES
[To be completed]

SCHEDULE 3.01
RATE CARD
[To be completed]

SCHEDULE 5.01
SCRIPPS SERVICES REQUIRED CONSENTS
[To be completed]

SCHEDULE 5.02
NEWCO SERVICES REQUIRED CONSENTS
[To be completed]

SCHEDULE 7.01
TRANSITION TEAMS AND TEAM LEADERS
[To be completed]